ULURU NEWS
Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Addison, Texas, May 17, 2011; ULURU Inc. (NYSE AMEX: ULU) today announced its financial results for the first quarter ended March 31, 2011.

For the first quarter of 2011, the Company reported a net loss of $1.1 million, or $0.01 per share, compared with a net loss of $1.3 million, or $0.02 per share, for the same period last year.  At March 31, 2011, the Company held cash and cash equivalents of approximately $329,000, compared with approximately $641,000 at December 31, 2011.

Commenting on the financial results Kerry P. Gray, President and CEO, stated, “Financial performance is essentially in line with our plan for the quarter.  We continue to closely control our expenses and prioritize our investments to those projects which are expected to yield the highest returns. Expenses will continue to be aligned with the development of our revenues. Our business plan for the balance of 2011 includes significant revenue growth as our products are introduced into additional global markets.”

Operating Results

Revenues

Revenue for the first quarter of 2011 was $75,000, compared to $235,000 for the first quarter of 2010.  The decrease of $160,000 in revenue was due primarily to a decrease of $138,000 in Aphthasol®  product sales as we did not sell any Aphthasol® finished product to our domestic distributor during the first quarter of 2011.  Also affecting the first quarter 2011 revenues was a decrease of $45,000 in Zindaclin® related licensing and royalty fees due to our divestiture of this product in June 2010 and a decrease of $22,000 in OraDisc™ related licensing due to the termination of the licensing and supply agreement with Meldex International in 2010.  These revenue decreases were partially offset by an increase of $34,000 in Altrazeal® product sales.

Research and Development

Research and development expenses for the first quarter of 2011 were $274,000, including $18,000 in share-based compensation, compared to $286,000, including $31,000 in share-based compensation, for the first quarter of 2010.  The decrease of approximately $12,000 in research and development expenses was primarily due to lower costs for clinical testing for our wound care technologies of $20,000 and regulatory fees of $13,000 offset by an increase in direct research costs of $27,000.

Selling, General and Administrative

Selling, general and administrative expenses for the first quarter of 2011 were $659,000, including $27,000 in share-based compensation, compared to $817,000, including $123,000 in share-based compensation, for the first quarter of 2010.  The decrease of approximately $158,000 in selling, general and administrative expenses was attributable to a decrease in administrative compensation due to reduced share-based compensation and lower head count.

Other income and Other expenses

Interest expense for the first quarter of 2011 was $13,000 as compared to $8,000 for the first quarter of 2010.  Interest expense for the first quarter of 2011 consisted of financing costs for our insurance policies and interest costs associated with regulatory fees.

Mr. Gray continued, “The benefits of our revised marketing strategy for Altrazeal® are now commencing to be seen with increasing business from Home Health Care agencies and podiatrists. In addition, we are making good progress with large Integrated Health Distributor Networks who manage major wound care centers. The benefits from these activities should be seen late in the second quarter. Great progress has been made with expansion of the Altrazeal® product line. Two 510(k) applications have been submitted to the FDA, one for an expansion of our label claim for Altrazeal® to include pain management and the other for Altrazeal® Collagen. These activities and the advancement of our silver product development have significantly enhanced the value of the Altrazeal® asset and make the product portfolio more attractive to potential strategic partners.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the anticipated benefits of our marketing strategy being realized in 2011, the launch of products in early 2011, our business plan for the balance of 2011 including significant revenue growth as our products are introduced into additional global markets, the anticipated benefits of our revised marketing strategy for Altrazeal®, the enhanced value of the Altrazeal® asset and the establishment of future business partnerships.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended March 31,
	2011	2010
REVENUES
License fees	$6,049	$22,383
Royalty income	13,387	53,061
Product sales, net	55,735	159,786
Other	---	---
Total Revenues	75,171	235,230

COSTS AND EXPENSES
Cost of goods sold	16,262	130,683
Research and development	273,798	285,784
Selling, general and administrative	659,093	816,888
Amortization of intangible assets	201,968	246,516
Depreciation	76,858	49,990
Total Costs and Expenses	1,227,979	1,529,861

OPERATING (LOSS)	(1,152,808)	(1,294,631)

Other Income (Expense)
Interest and miscellaneous income	4,036	121
Interest expense	(12,851)	(7,988)
(LOSS) BEFORE INCOME TAXES	(1,161,623)	(1,302,498)

Income taxes	---	---
NET (LOSS)	$(1,161,623)	$(1,302,498)

Basic and diluted net (loss) per common share	$(0.01)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	87,008,918	79,955,904

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)

Cash and cash equivalents	$329,071	$641,441
Current assets	1,600,761	1,996,265
Property and equipment, net	1,298,625	1,375,484
Other assets	5,448,571	5,648,764
Total assets	8,347,957	9,020,513

Current liabilities	1,042,363	1,019,597
Long term liabilities – deferred revenue	588,604	594,653
Total liabilities	1,630,967	1,614,250
Total stockholders’ equity	6,716,990	7,406,263